Ex 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com
FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces Appointment of
Anita Davis as Chief Financial Officer
Detroit, Mich. — Aug. 31, 2009 — United American Healthcare Corporation (Nasdaq: UAHC) today announced that Anita R. Davis has been named Chief Financial Officer effective August 28, 2009. Ms. Davis replaces Stephen D. Harris, who has resigned as Executive Vice President and Chief Financial Officer to pursue other interests. Mr. Harris will continue to serve as a director of the Company.
Ms. Davis brings more than 14 years of accounting and finance experience to her role at United American Healthcare. Most recently, she was the founder and managing member of full-service accounting firm Haynes, Maufus & Davis, PLLC. Previously, she served as controller at Strather & Associates, a Detroit-based real estate development company. Earlier in her career, Davis held positions in accounting and finance, with a focus on SEC reporting, at a large public accounting firm and a Fortune 500 automotive supplier. Davis holds a bachelor’s degree in accounting from Michigan State University and is a Certified Public Accountant.
“We are delighted to add Anita to our senior management team,” said William Brooks, CEO of United American Healthcare. “She brings with her a breadth of seasoned financial experience and will be a valuable asset during this important time of transition for United American Healthcare.”
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a full-service healthcare management company that has pioneered the delivery of healthcare services to Medicaid recipients since 1985. UAHC owns and manages UAHC Health Plan, which is based in western Tennessee and includes the Memphis market. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing U.S. recession, the termination of the TennCare contract, the review of strategic alternatives, ongoing litigation, the existing global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.
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Contacts:
Company	Investor Relations
Anita Davis, CFO	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571	616-233-0500
investor_relations@uahc.com	jtryka@lambert-edwards.com